EXHIBIT 21.1

LATTICE SEMICONDUCTOR CORPORATION

SUBSIDIARIES OF THE REGISTRANT

NAME		JURISDICTION OF INCORPORATION
1.	Lattice Semiconductor GmbH	Germany

2.	Lattice Semiconducteurs SARL	France

3.	Lattice Semiconductor AB	Sweden

4.	Lattice Semiconductor Asia Limited	Hong Kong

5.	Lattice Semiconductor KK	Japan

6.	Lattice Semiconductor (Shanghai) Co. Ltd.	China

7.	Lattice UK Limited	United Kingdom

8.	Lattice Semiconductor SRL	Italy

9.	Vantis International Limited	Delaware, USA

10.	Lattice Semiconductor Canada Corporation	Canada

11.	Lattice Semiconductor Corp. Worldwide	Cayman Islands